Exhibit 99.1

 Zale Announces 48 Percent Increase in Third Quarter EPS to $0.43 and
                   Declares Two-for-One Stock Split

    DALLAS--(BUSINESS WIRE)--May 18, 2004--Zale Corporation (NYSE:ZLC), the largest specialty retailer of fine jewelry in North America, announced today net earnings of $11.5 million, or $0.43 per diluted share, for the Company's third quarter ended April 30, 2004. This represents an increase of 48% on a per share basis over the same period last year when the Company reported net earnings of $9.4 million, or $0.29 per diluted share.
    Total revenues for the third quarter ended April 30, 2004 were $483 million, compared to $449 million for the same period last year, an increase of 7.6%. Comparable store sales increased 7.2% for the same period.
    Total revenues for the year-to-date totaled $1.849 billion compared to $1.770 billion for the same period last year, an increase of 4.5%. On a comparable store basis, year-to-date sales increased 4.4%. Year-to-date net earnings totaled $99.6 million or $3.70 per diluted share. For the same period last year, net earnings before a $136.3 million non-cash impairment charge from the Company's annual review of goodwill were $92.7 million, or $2.86 per diluted share. Including the $136.3 million non-cash impairment charge, the net loss totaled $43.6 million, or $1.35 per share.
    "We are very pleased with these earnings results as they reflect the ongoing execution of our strategy," commented Mary L. Forte, President and Chief Executive Officer. "Our merchandising and marketing initiatives have driven top-line improvement, while major initiatives such as direct product sourcing have also had a positive impact on the business. This combined with tight controls on inventory and expenses resulted in a 40 basis point improvement this quarter in operating margins over last year."
    The Company also announced that its Board of Directors approved a two-for-one split of the common stock of Zale Corporation. The stock split will be effected by issuing one additional share of common stock for each outstanding share of common stock. The additional shares will be distributed on June 8, 2004, to shareholders of record at the close of business on May 28, 2004. As a result of the stock split, the number of outstanding shares of common stock will increase to approximately 52 million. Giving effect to the stock split, diluted earnings per share were $0.22 for the third quarter and $1.85 for the year-to-date period.
    Ms. Forte said, "Consistent with our commitment to enhance shareholder value, we believe this stock split will further enhance market liquidity for our shareholders by making our common stock more attractive to a broader range of investors. Additionally, it demonstrates our confidence in the long-term growth prospects of our brands."
    The Company further commented that it was comfortable with its fourth quarter earnings per share guidance, pre stock split, of $0.23-$0.25. Giving effect to the stock split, fourth quarter earnings per share are expected to be $0.11-$0.13. The Company also provided a preliminary forecast of its expectations for fiscal year 2005. It currently anticipates 5% to 7% revenue growth and a 12% to 14% increase in earnings per share for the year.
    As previously announced, a conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.
    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,220 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Zale Direct at www.zales.com, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Additional information on Zale Corporation and its brands is available on the Internet at www.zalecorp.com.
    This release contains forward-looking statements, including statements regarding the Company's objectives and expectations regarding its merchandising and marketing strategies and result of operations, its long-term growth prospects, the liquidity of its common stock, its earnings expectation for the fourth quarter and revenue and earnings growth rates for 2005, which are based upon management's beliefs as well as on assumptions made by and data currently available to management. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: that low or negative growth in the economy or in the financial markets will occur and reduce discretionary spending on goods that are, or are perceived to be, "luxuries"; that levels of mall traffic may decline as a result of economic or other factors; that warehousing and distribution productivity and capacity can be further improved to support the Company's distribution requirements; that strong competitive responses may impact the Company's efforts to leverage its brand power with its marketing, merchandising and promotional efforts; that seasonality of the retail jewelry business or downturns in consumer spending during the fourth calendar quarter may adversely affect the Company's results; that the Company may not be able to continue to manage its inventory and product supply effectively to respond to consumer demand; that fluctuations in diamond prices may negatively affect the business; that legal or governmental proceedings may have an adverse effect on the financial results or reputation of the Company; that key personnel who have been hired or retained by the Company may depart; that any disruption in the Company's private label credit card arrangement may adversely affect the Company's ability to provide consumer credit; or that changes in government or regulatory requirements may increase the cost of or adversely affect the Company's operations. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.


                   ZALE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
           (amounts in thousands, except per share amounts)

                           Three Months Ended    Nine Months Ended
                               April 30,             April 30,
                           ------------------  ----------------------
                              2004     2003       2004        2003
                           --------  --------  ----------  ----------

Total Revenues             $483,175  $449,383  $1,848,842  $1,769,859
Costs and Expenses:
  Cost of Sales             232,802   220,107     908,428     885,927
  Selling, General and
   Administrative Expenses  215,374   197,010     730,285     683,298
  Cost of Insurance
   Operations                 1,435     2,000       4,396       6,412
  Depreciation and
   Amortization Expense      13,962    13,820      41,987      41,772
  Impairment of Goodwill         --        --          --     136,300
                           --------- --------- ----------- -----------
Operating Earnings           19,602    16,446     163,746      16,150
Interest Expense, Net         1,503     1,578       5,885       5,274
                           --------- --------- ----------- -----------
Earnings Before Income
 Taxes                       18,099    14,868     157,861      10,876
Income Taxes                  6,571     5,501      58,283      54,455
                           --------- --------- ----------- -----------
Net Earnings  (Loss)       $ 11,528  $  9,367  $   99,578  $  (43,579)
                           --------- --------- ----------- -----------
                           --------- --------- ----------- -----------

Earnings (Loss) Per Common
 Share - Basic:
  Net Earnings (Loss) Per
   Share                   $   0.44  $   0.29  $     3.77  $    (1.35)

Earnings (Loss) Per Common
 Share - Diluted:
  Net Earnings (Loss) Per
   Share                   $   0.43  $   0.29  $     3.70  $    (1.35)

Weighted Average Number of
 Common Shares Outstanding:
  Basic                      26,320    32,075      26,436      32,376
  Diluted                    26,769    32,172      26,898      32,376


Earnings (Loss) Per Common
 Share Subsequent to Stock
 Split - Basic:
  Net Earnings (Loss) Per
   Share                   $   0.22  $   0.15  $     1.88  $    (0.67)

Earnings (Loss) Per Common
 Share Subsequent to Stock
 Split - Diluted:
  Net Earnings (Loss) Per
   Share                   $   0.22  $   0.15  $     1.85  $    (0.67)

Weighted Average Number of
 Common Shares Outstanding
 Subsequent to Stock Split:
  Basic                      52,640    64,150      52,872      64,752
  Diluted                    53,538    64,344      53,796      64,752


                   ZALE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                        (amounts in thousands)

                                April 30,     July 31,     April 30,
                                   2004         2003          2003
                              -------------- ------------ ------------
                               (unaudited)                 (unaudited)

ASSETS
Current Assets:
  Cash and Cash Equivalents   $      43,869  $    35,273  $   172,655
  Merchandise Inventories           856,016      798,761      813,066
  Other Current Assets               55,661       52,450       57,082
                              -------------- ------------ ------------
Total Current Assets                955,546      886,484    1,042,803

Property and Equipment, Net         258,799      266,167      268,133
Goodwill, Net                        83,728       82,199       81,141
Other Assets                         36,628       38,133       32,671
Deferred Tax Asset, Net              20,970       21,123       31,334
                              -------------- ------------ ------------
Total Assets                  $   1,355,671  $ 1,294,106  $ 1,456,082
                              -------------- ------------ ------------
                              -------------- ------------ ------------

LIABILITIES AND STOCKHOLDERS'
INVESTMENT
Current Liabilities:
  Accounts Payable and Accrued
   Liabilities                $     393,547  $   307,775     $392,685
 Deferred Tax Liability, Net         46,233       46,266        9,974
                              -------------- ------------ ------------
Total Current Liabilities           439,780      354,041      402,659

Non-current Liabilities              98,803      103,342      104,971
Long-term Debt                      165,700      184,400       86,780

Commitments and Contingencies

Stockholders' Investment:
  Preferred Stock                        --           --           --
  Common Stock                          427          415          407
  Additional Paid-In Capital        605,375      566,689      550,074
  Accumulated Other
   Comprehensive Income               9,308        6,834        5,098
  Accumulated Earnings              688,701      589,122      586,188
  Deferred Compensation                  --           --           --
                              -------------- ------------ ------------
                                  1,303,811    1,163,060    1,141,767
 Treasury Stock                    (652,423)    (510,737)    (280,095)
                              -------------- ------------ ------------
Total Stockholders' Investment      651,388      652,323      861,672
                              -------------- ------------ ------------
Total Liabilities and
 Stockholders' Investment     $   1,355,671  $ 1,294,106  $ 1,456,082
                              -------------- ------------ ------------
                              -------------- ------------ ------------


    CONTACT: Zale Corporation, Dallas
             David H. Sternblitz, 972-580-5047
             Vice President and Treasurer